                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       Cellegy Pharmaceuticals, Inc.
                   -----------------------------------------
                               (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)


                                  15115L-10-3
                   -----------------------------------------
                                 (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 7 Pages

CUSIP NO. 15115L-10-3                13G                   PAGE  2  OF 7  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Neutrogena Corporation
     95-2221471

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*





3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                    5    SOLE VOTING POWER

                                 0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                    0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                        0


                    8    SHARED DISPOSITIVE POWER

                                 0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%


12   TYPE OF REPORTING PERSON*

                                   CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 15115L-10-3                13G                   PAGE  3  OF 7  PAGES


1    NAME OF REPORTING PERSON
     S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Johnson & Johnson
     22-1024240

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*





3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey

                    5    SOLE VOTING POWER

                                  0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                     0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                          0


                    8    SHARED DISPOSITIVE POWER

                                   0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   0%


12   TYPE OF REPORTING PERSON*

                                   CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------


Item 1.    (a).    Name of Issuer:
                                      Cellegy Pharmaceuticals, Inc.


           (b).    Address of Issuer's Principal Executive Offices:
                                      371 Bel Marin Keys
                                      Novato, CA 94949



Item 2.    (a).    Name of Person Filing:
                                      Johnson & Johnson
                                      Neutrogena Corporation


           (b).    Address of Principal Business Office:
                                      One Johnson & Johnson Plaza
                                      New Brunswick, NJ 08933






                              Page 4 of 7 Pages

Item 2.    (c).    Citizenship:
                                 Johnson & Johnson - New Jersey
                                 Neutrogena Corporation - Delaware


           (d).    Title of Class of Securities:
                                 Common Stock


           (e).    CUSIP Number:
                                 15115L-10-3


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a :
                               Not applicable

Item 4.            Ownership.

           (a).    Amount Beneficially Owned
                                                                              0

           (b).    Percent of Class:
                                 0%


           (c).    Number of Shares as to which each such person has:

                   (i)      sole power to vote or to direct the vote          0

                   (ii)     shared power to vote or to direct the vote        0

                   (iii)    sole power to dispose or to direct the
                            disposition of                                    0

                   (iv)     shared power to dispose or to direct the
                            disposition of                                    0





                              Page 5 of 7 Pages

Item 5.            Ownership of Five Percent or Less of a Class:

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                                Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                                Not applicable.

Item 8.            Identification and Classification of Members of the Group:

                                Not applicable.


                               Page 6 of 7 Pages

Item 9.            Notice of Dissolution of Group:

                                Not applicable.

Item 10.           Certification:

                                Not applicable.


                                  SIGNATURE


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                     JOHNSON & JOHNSON


                                     By:  /s/ Peter S. Galloway
                                          ------------------------
                                          Name/Title: Peter S. Galloway
                                                      Secretary

                                     NEUTROGENA CORPORATION


                                     By:  /s/ Donna Malin
                                          ------------------------
                                          Name/Title: Donna Malin
                                                      Secretary


Dated: February 12, 1998


                               Page 7 of 7 Pages